UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 29, 2025
Lucid Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Gateway Boulevard Newark, CA		94560
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (510) 648-3553
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 3.03 Material Modification to Rights of Security Holders.
The information contained in Item 5.03 below is incorporated by reference into this Item 3.03.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On August 29, 2025, Lucid Group, Inc. (“Lucid” or the “Company”) filed an amendment (the “Amendment”) to its Third Amended and Restated Certificate of Incorporation (the “Charter”) with the Secretary of State of the State of Delaware to effect a reverse stock split (the “Reverse Stock Split”) at a ratio of one-for-ten (1:10) (the “Exchange Ratio”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), and a corresponding reduction of the Company’s authorized shares of Common Stock (the “Authorized Share Reduction”). The Amendment became effective at 5:00 p.m. Eastern Time on August 29, 2025 (the “Effective Time”). As previously disclosed, at its special meeting of stockholders held on August 18, 2025 (the “Special Meeting”), the Company’s stockholders approved a proposal to authorize the Company’s Board of Directors (the “Board”) to amend the Charter to effect the Reverse Stock Split and Authorized Share Reduction. On August 19, 2025, the Board approved the Reverse Stock Split and Authorized Share Reduction.
The Common Stock is expected to commence trading on a reverse split-adjusted basis at market open on September 2, 2025 under the existing trading symbol “LCID.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 549498 202.
The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest or proportionate voting power in the Company’s equity, except for de minimis changes as a result of the elimination of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to a fractional share of Common Stock are instead entitled to a cash payment equal to their respective pro rata portion of the total net proceeds from the sale of all aggregated fractional shares promptly after the Effective Time at the then-prevailing prices on the open market. The Reverse Stock Split will reduce the number of shares outstanding from approximately 3,072.6 million to approximately 307.3 million, subject to adjustment for fractional shares. The number of authorized shares of Common Stock has been reduced from 15 billion to 1.5 billion to reflect the Reverse Stock Split.
The Reverse Stock Split will apply to the Common Stock issuable upon the exercise or conversion, as applicable, of the Company’s outstanding preferred stock, stock options and other equity awards, warrants and convertible notes, with proportionate adjustments to be made to the exercise or conversion prices in accordance with the applicable terms thereof. The Company’s capped calls will also be subject to adjustment in accordance with their terms. Proportionate adjustments will also be made to the number of shares of Common Stock reserved for issuance pursuant to the Company’s equity compensation plans.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 8.01 Other Events.
The information contained in Item 5.03 above is incorporated by reference into this Item 8.01.
The Company has registration statements on Form S-3 (File Nos. 333-267147, 333-271722, 333-275372, and 333-282677) and registration statements on Form S-8 (File Nos. 333-259794, 333-265734, 333-271725, 333-279973, and 333-287846) (collectively, the “Registration Statements”) on file with the Securities and Exchange Commission (the “SEC”). SEC regulations permit the Company to incorporate by reference future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offerings covered by registration statements filed on Form S-3 and/or Form S-8. The information incorporated by reference is considered part of the prospectus included within each of those registration statements. Information in this Item 8.01 is intended to be automatically incorporated by reference into each of the active Registration Statements, thereby amending them. Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, the amounts of undistributed shares of Common Stock deemed covered by the Registration Statements are proportionately reduced as of the Effective Time at the Exchange Ratio to give effect to the Reverse Stock Split.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation, dated August 29, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2025

LUCID GROUP, INC.

	By:	/s/ Taoufiq Boussaid
Taoufiq Boussaid
Chief Financial Officer